Exhibit 99.1

USPR Announces Private Offering of Convertible Promissory Notes

Celebration, Florida – December 10, 2008

M. Jack Kugler, Chief Executive Officer and Chairman of the Board of U.S. Precious Metals, Inc. (OTC BB: USPR.OB) (“USPR”), announced that USPR is making a private offering (the “Offering”) of up to $250,000 of Convertible Promissory Notes (the “Notes”). The terms of the Offering include, without limitation, that: (i) at the option of the holder, the Notes are convertible, at any time after June 30, 2009 and on or before the maturity date, into shares of USPR’s common stock (the “Common Stock”) at a conversion price equal to 115% of the average of the volume-weighted average price of shares of the Common Stock for the 30 trading days before June 30, 2009; provided, however, that if USPR is actively negotiating its next financing, optional conversion features will not be applicable; and (ii) the maturity date of the Notes is the earlier of (A) an offering of securities by USPR in a transaction or series of related transactions in which at least $10,000,000 in gross proceeds is received by USPR, (B) a change of control of USPR, or (B) the date that is 2 years after the date of issuance of the applicable Notes.

The Notes have not been (and will not be) registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or any applicable exemption from registration requirements.

About U.S. Precious Metals, Inc.:

USPR is a mineral exploration company headquartered in Celebration, Florida and operating in Mexico through its Mexican subsidiary, U.S. Precious Metals de Mexico, S.A. DE C.V. USPR owns significant exploration rights to approximately 37,000 acres of land in Michoacan, Mexico. USPR’s common stock is quoted on the OTC Bulletin Board under the symbol “USPR.”

Statements contained herein that are not based upon current or historical fact are forward-looking statements. Such forward-looking statements relate to future events and future operating results, performance, prospects and opportunities. The use of terms such as “anticipate,” “believe,” “estimate,” “plan,” “intend” and “expect” and similar expressions, as they relate to USPR, or its management, identify forward-looking statements. These forward-looking statements are based on information currently available to USPR and USPR’s current plans, intentions and expectations. Forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause USPR’s actual results, performance, prospects and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, such factors, including risk factors, discussed in USPR’s Registration Statement on Form SB-2, as amended, and its Annual Report on Form 10-K for the fiscal year ended May 31, 2008. Except as required by the Federal securities law, USPR does not undertake any obligation to revise or update any forward-looking statements contained herein after the date hereof.

SOURCE: U.S. Precious Metals, Inc.

CONTACT:
U.S. Precious Metals, Inc.
M. Jack Kugler, Chairman of the Board/CEO
(407) 566-9310
http://www.usprgold.com